FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-262701-05

From:	Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) <ccitigroup6@bloomberg.net>
Sent:	Wednesday, November 1, 2023 3:45 PM
Subject:	BMARK 2023-V4 -- New Issue Announcement (QIB/144A/RegS)

BMARK 2023-V4 -- New Issue Announcement (QIB/144A/RegS)

Co-Lead Managers & Joint Bookrunners:	Citigroup, Deutsche Bank Securities, J.P. Morgan, Goldman Sachs & Co. LLC, Barclays, BMO Capital Markets

Co-Managers:	Academy Securities & Siebert Williams Shank

Class	Expected Ratings S&P/Fitch/KBRA	Size($mm)	C/E	WAL	Cum LTV	U/W NOI Debt Yld
A-S	NR/AAAsf/AAA(sf)	81.459	17.000%	4.98	43.7%	16.0%
D	NR/BBB+sf/BBB+(sf)	6.266	8.350%	4.98	48.3%	14.5%

Collateral Summary

Initial Pool Balance $626,601,397

Number of Mortgage Loans 28

Number of Mortgaged Properties 91

Average Cut-off Date Balance $22,378,621

Weighted Average Mortgage Rate 7.48403%

Weighted Average Remaining Term to Maturity/ARD (months) 58

Weighted Average Remaining Amortization Term (months) 358

Weighted Average Cut-off Date LTV Ratio 52.7%

Weighted Average Maturity Date/ARD LTV Ratio 52.6%

Weighted Average UW NCF DSCR 1.65x

Weighted Average Debt Yield on Underwritten NOI 13.3%

% of Initial Pool Balance of Mortgaged Properties with Single Tenants 9.6%

% of Initial Pool Balance of Mortgage Loans with Subordinate Debt 8.8%

Property Type: 25.1% Hospitality, 22.0% Office, 20.0% Retail, 17.3% Self Storage, 5.6% Multifamily, 5.4% Industrial

Top 5 States: 25.8% New York, 12.4% Arizona, 12.3% California, 11.3% Pennsylvania, 9.4% North Carolina

Risk Retention: Horizontal

Master Servicer: Midland Loan Services, a Division of PNC Bank, National Association

Special Servicer: K-Star Asset Management LLC

Operating Advisor: Park Bridge Lender Services LLC

Trustee: Computershare Trust Company, National Association

Cert. Administrator: Computershare Trust Company, National Association

Anticipated Timing

Anticipated Pricing: Week of 11/6/2023

Anticipated Settlement: 11/21/2023

Term Sheet

<Attached>

Annex A-1

<Attached>

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS AND ARE BEING OFFERED (A) IN THE UNITED STATES ONLY TO (1) “QUALIFIED INSTITUTIONAL BUYERS” (“QIBs”), AS DEFINED IN, AND IN RELIANCE ON, RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), AND (2) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) OTHER ENTITIES THAT ARE, OR IN WHICH ALL OF THE EQUITY OWNERS ARE, “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT (“REGULATION D”; AND SUCH ENTITIES, “INSTITUTIONAL ACCREDITED INVESTORS”) THAT ARE NOT QIBs, AND (B) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) IN “OFFSHORE TRANSACTIONS” TO CERTAIN INSTITUTIONS THAT ARE NOT “U.S. PERSONS”, AS DEFINED IN, AND IN ACCORDANCE WITH, REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”). THE OFFERED CERTIFICATES WILL NOT BE TRANSFERABLE EXCEPT IN ACCORDANCE WITH THE RESTRICTIONS DESCRIBED UNDER “DESCRIPTION OF THE OFFERED CERTIFICATES” AND “NOTICE TO INVESTORS” IN THE OFFERING CIRCULAR RELATING TO THE OFFERED CERTIFICATES(THE “OFFERING CIRCULAR”).

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF ANY SPONSOR, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, ANY INITIAL PURCHASER OR ANY OF THEIR AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR ANY OTHER PERSON OR ENTITY.

The Offered Certificates will be offered by Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, BMO Capital Markets Corp., Barclays Capital Inc., Academy Securities, Inc., and Siebert Williams Shank & Co., LLC (collectively, the “Initial Purchasers”) when, as and if issued by the issuing entity, delivered to and accepted by the Initial Purchasers and subject to each Initial Purchaser’s right to reject orders in whole or in part. The Initial Purchasers will offer the Offered Certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices determined at the time of sale, plus, in certain cases, accrued interest. The Class E-RR, Class F-RR, Class G-RR, Class J-RR, Class K-RR and Class R Certificates and any Offered Certificates transferred to certain Institutional Accredited Investors will be delivered in definitive, fully registered form on or about November 21, 2023 (the “Closing Date”).

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates” in the Prospectus, which is attached to the Offering Circular). See also “Legal Investment” in the Offering Circular.

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